[TOP OF FRONT COVER OF PROXY]
                                        Barnes Group Inc.
                                        Executive Office
                                        123 Main Street
                                        Bristol, CT 06011-0489
                                        U.S.A.
                                        Tel. (203)583-7070
BARNES
 GROUP INC [CORPORATE LOGO]
                                        March 4, 1994


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD APRIL 6, 1994
                               AND PROXY STATEMENT


The Annual Meeting of Stockholders of Barnes Group Inc. will be held in the Aetna Theater at the Wadsworth Atheneum, 600 Main Street, Hartford, Connecticut, at 10:30 a.m., Wednesday, April 6, 1994 for the following purposes:

1.   to elect five directors;

2.   to approve the selection of independent auditors for 1994;

3.   to act on a proposed amendment to the 1991 Barnes Group Stock Incentive
     Plan;

4.   to act on a stockholder proposal relating to executive officers' bonuses;
     and

5. to transact any other business that lawfully may come before the meeting or at any adjournment thereof.

Stockholders of record at the close of business February 8, 1994 will be entitled to vote at the meeting.

Stockholders who do not expect to attend the meeting and wish their stock voted pursuant to the accompanying proxy are requested to date and sign the proxy and return it as soon as possible in the enclosed reply envelope addressed to Barnes Group Inc., Midtown Station, P. O. Box 946, New York, NY 10138-0746.


[signature]

Mary Louise Beardsley
Secretary

[BOTTOM OF FRONT COVER OF PROXY]

    PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 6, 1994

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held on April 6, 1994 and at any adjournment thereof. A stockholder who signs and returns a proxy in the accompanying form may revoke it by notifying the secretary of the meeting in person or in writing (including the delivery of a later dated proxy) at any time before it is voted.


                              ELECTION OF DIRECTORS

Five directors are to be elected at the meeting for the terms set forth below or otherwise as provided in the By-Laws. Thomas O. Barnes, Marcel P. Joseph, and
K. Grahame Walker are nominated to succeed themselves for terms expiring at the 1997 Annual Meeting. A new nominee, Gary G. Benanav, is also nominated for a term expiring at the 1997 Annual Meeting. Theodore E. Martin was elected in 1993 to a newly created directorship and was assigned to the class of directors whose term expires in 1996. However, under the Company's By-Laws, a person elected by the Board of Directors to a newly created directorship must stand for election at the following Annual Meeting. Therefore, he is nominated for a term expiring at the 1996 Annual Meeting or otherwise as provided in the By-Laws. A. Stanton Wells was elected as a director in 1993 to fill the vacancy caused by the resignation of William R. Fenoglio. His term will expire in April, 1995. Carlyle F. Barnes and Boris Yavitz are retiring pursuant to the Board of Director's retirement policy effective at the Annual Meeting in 1994.

Pertinent information concerning the nominees for directors and the seven
directors whose terms continue after the meeting is set forth below.   Each
director has been associated with his/her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.


THOMAS O. BARNES
[PICTURE OF MR. BARNES APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1978
Current term expires 1994

Mr. Barnes, 45, was elected Senior Vice President-Administration of the Company in December, 1993. Prior to then he was President of The Olson Brothers Company, Plainville, CT, a manufacturer of machined metal parts. He is a member of the Executive Committee of the Board. Mr. Barnes is Chairman and a director of Chapman Machine Co., Director-President of Colonial Realty Corporation, a partner in New Cambridge Realty Company, and a director of The Olson Brothers Company, Bristol Shopping Plaza, Inc., and Whitman General Corporation. He is also Chairman of the Board of Directors of Greater Bristol Health Services Corp., a trustee of Bristol Regional Environmental Center, and Secretary and a trustee of the West Cemetery Association. Mr. Barnes graduated from the University of Hartford in 1972 with a B.A. degree in business and from the University of Connecticut in 1978 with an M.B.A. degree. Mr. Barnes is the son of Mr. Wallace Barnes.
     1

WALLACE BARNES
[PICTURE OF MR. BARNES APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1953
Current term expires 1996

Mr. Barnes, 68, joined the Company in 1962. He retired from his position as Chairman and Chief Executive Officer in 1991. He is Chairman of the Board of Directors and a member of the Executive Committee and the Committee on Directors of the Board. Mr. Barnes is a director of Aetna Life & Casualty Company, Aetna Life Insurance Company, The Aetna Casualty and Surety Company, The Automobile Insurance Company of Hartford, Connecticut, Loctite Corporation, Rogers Corporation, and Rohr Industries, Inc. Mr. Barnes graduated from Williams College in 1949 with a B.A. degree and from Yale Law School in 1952 with an LL.B. degree.


GARY G. BENANAV
[PICTURE OF MR. BENANAV APPEARS TO THE LEFT OF HIS INFORMATION]
Nominee for term
expiring in 1997

Mr. Benanav, 48, is Executive Vice President of Aetna Life & Casualty Company. He is a director of Executive Risk Inc. and Vice Chairman of the Capitol Housing Corporation. Mr. Benanav graduated from the State University of New York in 1967 with a B.A. degree, from the Columbia University Law School in 1970 with a J.D. degree, and from the Columbia University School of Business in 1970 with an M.B.A. degree.


WILLIAM S. BRISTOW, JR.
[PICTURE OF MR. BRISTOW APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1978
Current term expires 1996

Mr. Bristow, 40, is New England Region Manager of Roberts Express, Inc., a provider of expedited transportation services. He is also President of W. S. Bristow & Associates, Inc. which owns a Parcel Plus franchise in North Hampton, NH. From October, 1989 to August, 1992 he was a regional manager for Parcel Plus, Inc., a franchiser of mail and business services. Prior to that he was a sales representative for Gerrity Company, a building materials supplier in Rochester, NH. He is Chairman of the Committee on Directors and a member of the Audit Committee of the Board. He graduated from St. Lawrence University in 1976 with a B.S. degree. Mr. Bristow is a nephew of Mr. Carlyle F. Barnes.


ROBERT J. CALLANDER
[PICTURE OF MR. CALLANDER APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1991
Current term expires 1996

Mr. Callander, 63, retired as Vice Chairman of Chemical Banking Corporation in 1992. He is currently Executive in Residence at the Columbia University School of Business. He is a member of the Incentive and Compensation Committee and the Committee on Directors of the Board. He is a director of ARA Services, Inc., Beneficial Corporation, The Latin American Dollar Income Fund, and Omnicom, Inc. He is a trustee of Drew University, managing director of the Metropolitan Opera Association, and a member of the Council on Foreign Relations, and the Japan Society. He graduated from Dartmouth College in 1952 with a B.A. degree and from the Yale Divinity School in 1955.

GEORGE T. CARPENTER
[PICTURE OF MR. CARPENTER APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1985
Current term expires 1996

Mr. Carpenter, 53, is President of The S. Carpenter Construction Company, Bristol, CT, which is involved in real estate management and general contracting. He is a member of the Executive Committee and the Committee on Directors of the Board. He is President of the Board of Directors of Carpenter Realty Company and Bristol Shopping Plaza, Inc., and a director of Eagle Financial Corp. and the Eagle Federal Savings Bank. He is also a commissioner of the Bristol Board of Police. Mr. Carpenter graduated from Wentworth Institute in 1963.

DONNA R. ECTON
[PICTURE OF MS. ECTON APPEARS TO THE LEFT OF HER INFORMATION]
Director since 1987
Current term expires 1995

Ms. Ecton, 46, was President and Chief Executive Officer of Van Houten North America, Inc., and Andes Candies, Inc., manufacturers of confectionery products, from December, 1991 to January, 1994. From 1989-1991 she was Senior Vice President of Nutri/System, Inc., Blue Bell, PA, a weight loss business. Prior to joining Nutri/System, she was an officer of Campbell Soup Company. She is a member of the Audit Committee and the Incentive and Compensation Committee of the Board. She is a director of Vencor, Inc. and H & R Block, Inc., and a member of the Council on Foreign Relations. Ms. Ecton graduated from Wellesley College in 1969 with a B.A. degree and from Harvard University in 1971 with an M.B.A. degree.

MARCEL P. JOSEPH
[PICTURE OF MR. JOSEPH APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1991
Current term expires 1994

Mr. Joseph, 59, is Chairman of the Board, Chief Executive Officer, and President of Augat Inc., a multi-national manufacturer of electromechanical connectors and other components. Before joining Augat in 1988, he was President of Communications Satellite Corporation from 1985-1987. He is a member of the Audit Committee and the Incentive and Compensation Committee of the Board. Mr. Joseph graduated from Southeastern Massachusetts University with a B.S.M.E. degree in 1957 and from Rensselaer Polytechnic Institute with an M.S.M.E. degree in 1961.

THEODORE E. MARTIN
[PICTURE OF MR. MARTIN APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1993
Current term expires 1994

Mr. Martin, 54, is Executive Vice President-Operations of the Company. Prior to assuming that position in December, 1993, Mr. Martin was President and Chief Operating Officer of the Company's Associated Spring Group. Prior to joining the Company in 1990, he was Corporate Vice President of Manufacturing for Herman Miller Inc. Before joining Herman Miller in 1988, he held various senior positions with Bendix Corporation including the presidency of its Fram Automotive manufacturing/distribution business in Canada. He graduated from Syracuse University in 1961 with a B.A. degree and from the University of Hawaii in 1969 with an M.B.A. degree.

JUAN M. STETA
[PICTURE OF MR. STETA APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1974
Current term expires 1995

Mr. Steta, 67, is counsel to the law firm of Santamarina Y Steta, Mexico, D.F., Mexico of which he was a partner prior to 1992. He is Chairman of the Audit Committee of the Board. Mr. Steta is a director of The Gillette Company. He is Chairman of the Board of T & N de Mexico, and serves as a director of numerous other companies in Mexico, including General Motors de Mexico, SKF Industrias, and BIP Plastics. He is a trustee of the law school of the Pan American University, and is a past president of the University Club of Mexico. Mr. Steta graduated from Collegio Frances Morelos (Mexico City) in 1943 with a B.A. degree and received his law degree from the National University of Mexico.

K. GRAHAME WALKER
[PICTURE OF MR. WALKER APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1988
Current term expires 1994

Mr. Walker, 56, is Chairman and Chief Executive Officer of The Dexter Corporation, Windsor Locks, CT, a global manufacturer of specialty materials for high technology markets. He is a member of the Audit Committee and the Committee on Directors of the Board. He is Chairman of Life Technologies Inc., Vice Chairman of the Connecticut Business and Industry Association, a director of the New England Air Museum, and a trustee of the University of Hartford. Mr. Walker graduated from Merchant Taylors' School (Hertfordshire, England) in 1955, from the Britannia Royal Naval College (Dartmouth, England) in 1957, and from the Institute of Mechanical Engineers (London, England) in 1962.

A. STANTON WELLS
[PICTURE OF MR. WELLS APPEARS TO THE LEFT OF HIS INFORMATION]
Director since 1993
Current term expires 1995

Mr. Wells, 63, is President and Chief Executive Officer of the Company. Prior to assuming that position in December, 1993, Mr. Wells had been Executive Vice President-Finance of the Company. He graduated from Yale University in 1953 with a B.A. degree and from Harvard University in 1957 with an M.B.A. degree.

THE BOARD AND ITS COMMITTEES

In 1993, the Board held eight meetings and the Executive Committee held two meetings. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting, and the internal control structure. Each year it recommends to the Board the appointment of a firm of independent auditors to audit the financial statements of the Company. It reviews with representatives of the independent auditors the scope of their audit of the Company's financial statements, results of audits, audit fees, and any recommendations with respect to the internal control structure. The Audit Committee also reviews non-audit services rendered by the Company's independent auditors and periodically meets with or receives reports from principal corporate officers and the Director, Internal Audit. The Audit Committee held three meetings in 1993. The Incentive and Compensation Committee, which met four times last year, administers the incentive and stock plans referred to below, sets the salary for the President and Chief Executive Officer, and reviews the compensation of the Company's other officers. The Committee on Directors, which met three times last year, makes recommendations concerning Board membership, functions, and compensation. All of these committees are standing committees of the Board.
     4

COMPENSATION OF DIRECTORS

The annual retainer for directors is $15,000 except that the retainer for the Chairman of the Board of Directors is $25,000. Fees for attending meetings are $1,000 ($1,500 if held outside of Connecticut or New York City), except that the committee chairman receives an additional $200 for each meeting at which he presides. Messrs. T. Barnes, Martin and Wells receive no retainer or meeting fees for service as directors. The grant of rights to receive stock and the payment of dividend equivalents under the stock plan for non-employee directors discussed below are additional forms of compensation.


TRANSACTIONS WITH DIRECTORS OR THEIR FIRMS

Mr. W. Barnes has a three-year consulting contract with the Company which commenced April 1, 1991. The contract provides for payment of $125,000 in the first year, $100,000 in the second year, and $75,000 in the third year. Since October, 1993 when Mr. W. Barnes relocated his office away from the Company's executive office, the Company has also paid him $2,750 per month as a contribution towards his current office expenses. The Company and its Mexican subsidiaries have retained Mr. Steta's law firm this year and during the past year. A company of which Mr. Carpenter is a major stockholder rents warehouse space to the Company at a rate of approximately $80,000 per year.

NEXT ANNUAL MEETING

     The Board of Directors requests that any stockholder who wishes to recommend nominees for directors submit names of such nominees in writing to the Secretary of the Company at its address given above prior to December 1, 1994. Stockholders wishing to submit proposals for inclusion in the Company's proxy statement for the 1994 Annual Meeting of Stockholders must submit proposals to the Company at such address by November 3, 1994.


                          MANAGEMENT'S STOCK OWNERSHIP

As of February 14, 1994, the Company's directors, nominees, and its directors and officers as a group, beneficially owned the number of shares of the Company's common stock shown below:

Name of Person                     Amount and Nature of                 Percent of
   or Group                      Beneficial Ownership(1)<F02>           Common Stock
- ---------------------            -------------------------              ------------
Carlyle F. Barnes(2)<F03>                  362,301                          5.8%
Thomas O. Barnes(2)<F03>                   449,256                          7.1%
Wallace Barnes(2)<F03>                     442,095                          7.0%
Gary G. Benanav                                500                           * <F01>
William S. Bristow, Jr.                      6,252                           * <F01>
Robert J. Callander                            848                           * <F01>
George T. Carpenter                         58,037                           * <F01>
Donna R. Ecton                                 705                           * <F01>
Marcel P. Joseph                               748                           * <F01>
Theodore E. Martin                          23,975                           * <F01>
Juan M. Steta                                4,012                           * <F01>
K. Grahame Walker                              511                           * <F01>
A. Stanton Wells                            28,919                           * <F01>
Boris Yavitz                                   961                           * <F01>
Directors, Nominees &
  Officers as a Group (26)               1,534,017                         23.8%





Notes to the Stock Ownership Table:

<F01> * Less then 1% of common stock or votes.
     5

<F02> (1) The person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this Note.  Mr. C. F. Barnes has sole voting and shared investment power with respect to 152,796 shares and shared voting and investment power with respect to 61,682 shares. Mr. T.O. Barnes has sole voting power and no investment power with respect to
244,634 shares pursuant to a revocable power of attorney given to him by Mr. W.Barnes.  To avoid duplication, these shares, over which Mr. W. Barnes has sole investment power, are included in Mr. T. O. Barnes' holdings only.  Mr. T. O. Barnes also has sole and shared investment power with respect to 120,479 shares and no voting and shared investment power with respect to 22,056 shares.
Mr. W. Barnes has sole voting and shared investment power with respect to 278,001 shares.  55,482 of Mr. Carpenter's shares are held by corporations over which he has voting control.  All of Mr. Bristow's shares are held in a trust which he has the power to revoke.
In addition, Messrs. C. F. Barnes and W. Barnes share investment power with respect to 3,000 shares; to avoid duplication, these shares are included in Mr. C. F. Barnes' holdings only.

The shares listed for Messrs. Martin, Wells, and the Directors, Nominees and Officers as a group include 18,375, 20,350, and 158,400 shares,  respectively, which they  have the right  to purchase  within 60 days  after February 17,  1994. The shares  listed for Mes
Martin, Wells,  and the Directors, Nominees  and Officers as  a group also include  1,449, 4,567, and 31,832  shares, respectively,
which they  have voting  power and limited  investment power.   These  shares are  held under  the Company's Guaranteed  Stock Plan employee stock ownership plan).  The number  of 3hares reported as beneficially owned have been determined in accordance with Rule 1 under the Securities Exchange Act of 1934.

<F03> (2) His address is 123 Main Street, Bristol, Connecticut 06011-0489.

The Board  of Directors believes that,  except for matters required  to be submitted to  stockholders, the Company is  controlled by
Board of Directors acting as such.  The  Messrs. Barnes and Bristow may also be  considered in control of the Company; they and  mem of their families beneficially own 31% of the Company's outstanding common shares.

The Company believes that its Officers and Directors have complied with the filing requirments of Section 16(a) of the Securities
Exchange Act of 1934 except that Mr. John M. Knapp, a former officer, reported one transaction 12 days after the prescribed date.

STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

In 1987, the Company adopted a plan under which the non-employee directors have been granted the right to receive 2,000 shares each of the common stock of the Company when their membership on the Board terminates. The plan provides that each newly elected director will receive the same grant. The plan also provides for the payment of dividend equivalents equal to 2,000 times the dividend per share for each dividend payment date.*

* Mr. T. O. Barnes became a participant in the plan when it was adopted in
1987.   He became an employee in 1993 and continues to participate in the plan.

HOLDERS OF MORE THAN 5% OF VOTES

In addition to Mr. C. F. Barnes, Mr. T. O. Barnes and Mr. W. Barnes, the institutions set forth below held stock representing more than 5% of the votes entitled to be cast at the Annual Meeting.

As of December 31, 1993, State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110 ("State Street") reported that it held 1,144,790 (18.2%) shares of the Company's common stock in its capacity as trustee for the Company's Guaranteed Stock Plan (an employee stock ownership plan). The Plan provides that the stock shall be voted by the Trustee as directed by the participants in the Plan. State Street also reported that it had sole voting and investment power with respect to 17,991 shares and no vote and sole investment power with respect to 400 shares.
      6

As of January 19, 1994, Fleet Bank, N.A., One Constitution Plaza, Hartford, CT 06115, reported that it was the beneficial owner of 1,039,168 (16.5%) shares of the Company's common stock. Fleet reported that it had sole voting and sole investment power with respect to 344,412 shares (of which 6,252 shares are included above as beneficially owned by Mr. Bristow), sole voting and shared investment power with respect to 8,458 shares, sole voting and no investment power with respect to 5,455 shares (of which 3,000 shares are included above as beneficially owned by Mr. C. F. Barnes), shared voting and shared investment power with respect to 800 shares, shared voting and no investment power with respect to 144 shares, and no voting and shared investment power with respect to 679,809 shares. Of the last number, 152,796 shares are included above as beneficially owned by Mr. C. F. Barnes, 142,535 shares as beneficially owned by Mr. T. O. Barnes, and 278,001 shares as beneficially owned by Mr. W. Barnes.

As of December 31, 1993, Mitchell Hutchins Institutional Investors, Inc., 1285 Avenue of the Americas, New York, NY 10019 reported that it was the beneficial owner of 490,800 (7.8%) shares of the Company's common stock. It has shared voting power and shared investment power with respect to all shares of the Company's stock which it owns.

As of December 31, 1993, Pioneering Management Corporation, 60 State Street, Boston, MA 02114 reported that it was the beneficial owner of 316,200 (5.0%) shares of the Company's common stock. It has sole voting power and shared investment power with respect to all shares of the Company's stock which it owns.

                         EXECUTIVE OFFICER COMPENSATION

               REPORT OF THE INCENTIVE AND COMPENSATION COMMITTEE

The Company's compensation program for executive officers is designed to attract, retain, and motivate superior executive talent and to align a significant portion of each officer's total compensation with the performance of the applicable business unit, the Company, and the interests of our stockholders. To this end, the Company has implemented a competitive total compensation program for executive officers composed of the following elements which are separately discussed below: base salary, annual bonus, and long-term compensation, including awards under the Company's Long Term Incentive Plan and stock options.

BASE SALARY

Base salaries for the chief executive officer and the other executive officers are established by considering competitive levels for positions of similar responsibility, the experience of the individual, and his/her expected contribution to the Company. Merit increases are determined by evaluating the overall performance of the individual, including the performance of the business unit for which the officer has responsibility, overall Company performance, and by competitive levels.

The salary of Mr. Fenoglio, the former President and Chief Executive Officer, was reviewed during the first half of 1993. In this review, the Incentive and Compensation Committee considered many factors including the following: leadership of and individual contribution to the Company, the Company's progress with respect to financial and strategic targets and objectives, trends with respect to sales, earnings per share, return on equity, return on capital employed, operating margin, cash flow, and the salaries of chief executive officers of companies similar in size to Barnes Group. The Committee decided that any increase in compensation would only be justified if driven by improved performance. Therefore, in lieu of a salary increase, the Committee granted him options to purchase 2,400 shares of stock at 100% of the market value on July 16, 1993 which was $31.25 per share.
     7

Mr. Wells became President and Chief Executive Officer in December, 1993. In determining his base compensation, the Committee primarily took into account his experience, his expected contributions to the Company, and the salaries of chief executive officers of companies similar in size to Barnes Group.

ANNUAL BONUSES

Annual bonuses may be earned by executive officers and other key employees under the Company's annual bonus plans. Payments under these plans are based on the performance of the business unit over which the individual has a direct influence. The Committee establishes annual financial measurements in terms of thresholds, targets, and maximums for the Company and each major operating unit, the achievement of which will determine the level of the bonus. The measurements for the Company, which are applicable to the President and Chief Executive Officer, the Executive Vice President-Operations, and the corporate staff officers, are based on the Company's consolidated income before taxes and before certain one-time provisions such as restructuring charges. The measurements for operating units, which are applicable to officers having direct responsibilities relating to one of the Company's three operating units, are based on the operating income of the applicable unit less a charge for the
capital employed  by the unit.   A maximum of 35%  (42.5% in 1994)  of salary is
payable for the achievement of financial goals.

The annual bonus plans applicable to executive officers also involve the establishment of personal objectives which vary from year to year and may or may not involve financial targets. A maximum of 15% (7.5% in 1994) of salary is payable for achievement of personal goals. Any payment for achievement of personal objectives is contingent upon the relevant business unit achieving the threshold targets set under the financial portion of the annual bonus plans.

The Committee approves personal objectives for the President and Chief Executive Officer and evaluates his performance against those objectives. Personal objectives for the other executive officers are established and evaluated by the officer to whom they report.

The only officers who earned annual bonuses in 1993 were the two officers with direct responsibilities for Associated Spring: Theodore E. Martin in his cap-pacity as President and Chief Operating Officer of the Associated Spring Group, and Leonard M. Carlucci, Vice President, Marketing and Sales, Associated Spring.

LONG TERM COMPENSATION

Management and the Committee believe that in the long run, stockholder value is created by the generation of cash flow in excess of the risk-adjusted cost of the stockholders' equity invested in the Company. The Company's Long Term Incentive Plan ("LTIP") rewards executive officers for increasing over time the excess of cash flow from operations over the risk-adjusted cost of equity. For purposes of the LTIP, the risk-adjusted cost of equity equals stockholders' equity, multiplied by a factor equal to the sum of the average interest rate on Treasury bills of 90-day maturity for the applicable period plus an appropriate equity risk premium established by the Committee.

Under the LTIP, the Committee grants performance units to executive officers, and cash payments are equal to the increase in the value of the performance units over a three-year period. The value of a performance unit for any single year is a function of cash flow from operations, less the risk-adjusted cost of equity capital, for the current year plus the previous four years. Awards for the three-year cycle are paid in the year after the end of the cycle.

Awards under the LTIP paid in 1993 were based on an increase in the value of performance units over the three-year period from 1990 to 1992 resulting from an increase in cash flow in excess of the cost of equity capital. In 1993, Messrs. Fenoglio and Wells received payments of $77,127 and $57,987, respectively, for the 1990-1992 period.
      8

Under the 1991 Barnes Group Stock Incentive Plan, which was approved by the stockholders, the Committee grants stock options to executive officers and other key executives. Like the LTIP, stock options are designed to align the interests of executives with those of the stockholders. Except for one-time initial grants (which have been at 85% of market value) to certain senior executive officers upon assumption of their positions, options granted after 1983 have been granted at the market price of the stock on the date of grant.
In February, 1993, Messrs. Fenoglio and Wells received options to purchase 10,800 and 3,700 shares, respectively, at a price of $32.00 per share.

Consistent with past practice, the Committee made a normal grant of options to executive officers and other key managers in February, 1993. In July, 1993, the Committee met to review its policies with respect to stock option grants. It decided to make special option grants at that time to executive officers and other key managers which would be in lieu of grants which would normally be given in the four-year period 1994 through 1997. To ensure that option recipients are not rewarded unless stockholders have had good gains, these options contain special provisions relating to exercisability. They do not become exercisable until 1997 at the earliest, and then only if the market price of the Company's stock is $44. (The exercise price is $31.25, the market price on the date of grant.) If the stock does not reach $44 for at least 30 consecutive trading days during the period 1/1/97 to 7/16/97, the hurdle price increases at the rate of 8% per year thereafter. Messrs. Fenoglio and Wells received options under this special grant to purchase 43,200 shares and 14,800 shares, respectively.

The number of performance units granted under the LTIP and the number of stock options granted under the Stock Incentive Plan are based on the performance of the individual and the market median of long term incentive opportunities for persons in similar positions at companies whose size is comparable to Barnes Group.


CONCLUSION

The Committee believes that the elements of the compensation programs described above combine to provide competitive total compensation packages to the Company's executive officers. Most importantly, an executive's total compensation is heavily dependent on corporate performance in a manner which aligns the interests of the executives with those of the stockholders over the long term.

                    INCENTIVE AND COMPENSATION COMMITTEE:

                    Boris Yavitz, Chairman
                    Robert J. Callander
                    Donna R. Ecton
                    Marcel P. Joseph

COMPENSATION

The following table sets forth compensation paid by the Company to its Chief Executive Officer and to the four remaining most highly-paid persons who were executive officers at the end of 1993 based on salary and any payments made under the Company's annual bonus plan. Pursuant to the applicable rules, compensation information is also provided for two officers who resigned in 1993:
William R. Fenoglio, formerly President and Chief Executive Officer, and John M. Knapp, formerly President, Bowman Distribution.


                                                  SUMMARY COMPENSATION TABLE

                                                             Annual Compensation           Long Term Compensation
                                                        --------------------------------   ----------------------
                                                                                             Awards      Payouts
                                                                                             ------      -------
                                                                               Other        Securities
                                                                              Annual        Underlying     LTIP     All Other
                                                                             Compensa-       Options      Payouts   Compensa-
 Name and Principal Position                   Year      Salary     Bonus    tion(b)<F05>       (#)       (c)<F06>  tion(d)<F07>
 ---------------------------                   ----      ------     -----    ------------    ----------   --------  ------------
 A. S. Wells                                   1993     $238,039  $  -0-      $15,333       18,500      $ 57,987     $32,462
 President and CEO(a)<F04>                     1992      223,668     -0-        4,102        3,700       113,454      24,934
                                               1991      215,892    53,766       *<F08>      3,700        40,005        *<F08>

 T. E. Martin                                  1993      201,160   100,580      9,046       18,600        32,405      19,114
 Executive Vice President-Operations(a)<F04>   1992      180,150    88,274      2,562        3,800        37,961      13,424
                                               1991      165,399    48,500       *<F08>      3,600         2,966        *<F08>

 J. E. Besser                                  1993      176,454     -0-        6,708       13,000        42,069      16,423
 Senior Vice President-Finance and Law(a)<F04> 1992      168,864     -0-        1,862        2,600        83,945      11,454
                                               1991      162,888    39,425       *<F08>      2,600        29,610        *<F08>

 D. E. Berges                                  1993      158,193     -0-        2,891       16,300         7,885       9,637
 Vice President, Barnes Group                  1992      144,038    25,426        478       16,600         -0-         1,230
 and President, Barnes Aerospace               1991      123,576    46,181       *<F08>      1,600         -0-          *<F08>

 L. M. Carlucci                                1993      126,036    63,017      2,916        7,800         -0-         8,965
 Vice President, Marketing and Sales,          1992      118,166    57,280        504       11,200         -0-         1,296
 Associated Spring                             1991      109,384    39,477       *<F08>        800         -0-          *<F08>

 W. R. Fenoglio                                1993      360,000     -0-       13,736       56,400        77,127      30,022
 Former President and CEO                      1992      360,000     -0-        3,722       10,800       150,126      23,737
                                               1991      348,750    86,853       *<F08>     20,000        63,630        *<F08>

 J. M. Knapp                                   1993      196,047     -0-       10,209       18,600        52,113      22,646
 Former President,                             1992      205,500    35,531      2,341        4,000        93,113      18,546
 Bowman Distribution                           1991      195,677    52,124       *<F08>      4,000        34,650        *<F08>















<F04>(a) From January 1, 1993 to  December 16, 1993, Mr. Wells was Executive Vice President-Finance, Mr. Martin was President and
     Chief Operating Officer, Associated Spring, and Mr. Besser was Vice President, General Counsel and Secretary.

<F05>(b) Reimbursement for taxes paid on insurance premiums paid by the Company. The figure for Mr. Martin also includes "above-
     market" interest (as defined in rules promulgated by the Securities and Exchange Commission) paid on deferred compensation.

<F06>(c) Payment in the designated year with respect to three-year performance cycles ending the prior year.  Thus, the payment made in 1993 covered the three-year cycle ending in 1992.

<F07>(d) Includes Company-matching contributions under the Guaranteed Stock Plan and premiums paid  for life insurance.  In the case of Mr. Fenoglio, it also includes amounts deemed to constitued income to him for federal income tax purposes in connection with a special life insurance  policy whose premiums are paid by the Company.  As a result of his resignation, the Company will receive the cash surrender value of the policy.

<F08> *  Under the Commission's transition rules, no disclosure is required.

     10

STOCK OPTIONS

The following table provides information on grants of stock options in 1993 pursuant to the  1991
Barnes Group Stock Incentive Plan the executive officers listed in the Summary Compensation Table.

                       OPTION/SAR GRANTS IN 1993
                   Number of    Percent of                               Potential Realizable Value
                   Securities      Total                                 at Assumed Annual Rates of
                   Underlying     Options                                Stock Price Appreciation
                    Options     Granted to                               to End of Option Term in
                    Granted      Employees     Exercise     Expiration   2003(c)<F11>
 Name               (#)<F10>      in 1993    Price ($Sh)       Date           5%              10%
- ------             -----------  ----------   -----------    ----------    -------         ---------
 A. S. Wells         3,700         5.1%         $32.00       2/18/03      $ 74,444       $  188,700
                    14,800                       31.25       7/15/03         -0-            737,040

 T. E. Martin        3,800         5.1           32.00       2/18/03        76,456          193,800
                    14,800                       31.25       7/15/03         -0-            737,040

 J. E. Besser        2,600         3.6           32.00       2/18/03        52,312          132,600
                    10,400                       31.25       7/15/03         -0-            517,920

 D. E. Berges        3,100         4.5           32.00       2/18/03        62,372          158,100
                    13,200                       31.25       7/15/03         -0-            657,360

 L. M. Carlucci      1,400         2.1           32.00       2/18/03        28,168           71,400
                     6,400                       31.25       7/15/03         -0-            318,720

 W. R.               10,800       15.5           32.00       2/18/03       217,296          550,800
 Fenoglio(a)<F09>    43,200                      31.25       7/15/03         -0-          2,151,360
                      2,400                      31.25       7/15/03        47,160          119,520

 J. M. Knapp(a)<F09>  2,800        4.8           32.00       2/18/03        56,336          142,800
                     14,800                      31.25       7/15/03         -0-            737,040









<F09>(a) As a result of their resignations, 31,628 of the options granted to Mr. Fenoglio and 15,512 of the options granted
     Mr. knapp have lapsed.  The expiration dates shown for Messrs. Fenoglio and Knapp are as of the date  of grant.  As a result of their resignations, the expiration dates will be accelerated under the terms of the option plan.

<F10>(b) Except for 2,400 options granted to Mr. Fenoglio, the options expiring on 7/15/03  do not become exercisable until 1997 at the earliest and then only if the stock price reaches $44 per share for at least 30 consecutive trading days during the period 1/1/97-7/16/97.  If the stock price does not reach $44 for at least 30 consecutive trading days during the period
     1/1/97-7/16/97, the hurdle rate increases at the rate of 8% per year thereafter.  The other options listed in the table vest at the rate of 25% per year and are fully vested four years from the grant date.

<F11>(c) With respect to options expiring on February 18, 2003, the stock price in 2003 would be $52.12 based on 5% annual appreciation from the price on the date of the grant and $83.00 based on 10% annual appreciation.  With  respect to the options expiring on July 2003, the stock price in 2003 would be $81.05 based on 10% annual appreciation from the price on the date of the grant.


The following table provides information relating to stock option exercises in 1993 by the named executive officers and the number and value of each such officer's unexercised in-the-money options/SARs on December 31, 1993 based on the difference between the exercise price and the year-end stock price.

                     AGGREGATED OPTION/SAR EXERCISES IN 1993 AND YEAR-END OPTION/SAR VALUES
                                                            Number of
                                                     unexercised options/SARs         Value of unexercised
                                                        at fiscal year end          in-the-money options/SARs
                                                           (No. Shares)                at fiscal year-end
                    Shares                          ---------------------------     --------------------------
                 acquired on         Value
      Name       exercise (#)     Realized($)       Exercisable     Unexercisable    Exercisable   Unexercisable
 --------------  ------------     -----------       -----------     -------------    ------------  -------------
 A. S. Wells            -0-          $   -0-          16,650           24,050           $ 15,956       $ 5,318

 T. E. Martin           1,800           20,556        15,575           27,855            121,250        46,668

 J. E. Besser          13,945          197,968        11,700           16,900             11,212         3,737

 D. E. Berges           -0-              -0-          10,950           29,950             26,475        61,025

 L. M. Carlucci         -0-              -0-           6,550           16,800             16,500        40,300

 W. R. Fenglio          -0-              -0-          66,450           29,822            268,192        14,087

 J. M. Knapp           17,975          154,558        14,500            5,363             17,681         5,893



LONG TERM INCENTIVE PLAN AWARDS

The following table provides information relating to grants of performance units in 1993 under the
Company's Long Term Incentive Plan.







                                 LONG TERM INCENTIVE PLANS - AWARDS IN 1993(a)<F12>
                                                 Number of                            Performance
     Name                                   Performance Units(b)<F13>                   Period
  ---------                                 -------------------------                 ------------
 A. S. Wells                                       37,700                              1993-1995

 T. E. Martin                                      30,200                              1993-1995

 J. E. Besser                                      28,000                              1993-1995

 D. E. Berges                                      23,500                              1993-1995

 L. M. Carlucci                                    16,200                              1993-1995

 W. R. Fenoglio                                    66,600(c)<F14>                      1993-1995

 J. M. Knapp                                       28,000(c)<F14>                      1993-1995

<F12>(a) Under the Company's Long Term Incentive Plan ("LTIP"), there are no thresholds, targets, or maximums as those terms are use in the Securities and Exchange Commission's rules.  Payments are based on the increase in the value of performance units during indicated performance period.  The value of a performance unit over the three-year period ending December 31, 1993 increased by $0.18.  However, this  is not necessarily representative of the increase, if any, that  will occur during the period 1993-1995.  During 1993, the first year of the current performance period, the value of a performance unit decreased by
     $1.21.  Payments under the LTIP made in prior three years are shown in the Summary Compensation Table on page 10.

<F13>(b) Performance units granted under the Company's Long Term Incentive Plan are described in the Report of the Incentive and Compensation Committee on page 8.

<F14>(c) The performance units granted to Messrs. Fenoglio and Knapp have lapsed as result of their resignations.

     12

SEVERANCE ARRANGEMENTS

Mr. John M. Knapp resigned as President and Chief Operating Officer of Bowman Distribution effective November 30, 1993. Pursuant to the Company's severance pay plan, his severance arrangement provides for payments equivalent to his monthly salary of $18,084 and continuation of medical, dental, and long-term disability benefits for a period of nine months or the date on which he commences new employment, whichever occurs first. He will receive no payments under the outstanding cycles of the Company's Long Term Incentive Plan. The Company has also agreed to purchase an annuity which will provide him with $750 per month during his lifetime commencing September 1, 1994.

Mr. William R. Fenoglio resigned as President and Chief Executive Officer of Barnes Group effective December 15, 1993. His severance arrangement provides for payment equivalent to his monthly salary of $30,000 for twelve months. During that period he will be treated as an employee for purposes of employee benefits. Upon retirement, he will receive payments equivalent to those he would have received under the Company's Supplemental Executive Retirement Plan if he had retired as an officer with 10 years of service at age 55 or older. These payments amount to approximately $400 per month during his lifetime. He has been paid $15,000 in lieu of benefits payable under the three-year cycle of the Company's Long Term Incentive Plan ending in 1995. The Company is also providing up to $10,000 in expenses in connection with his search for new employment.




PENSION PLANS

The following table gives examples of estimated annual retirement benefits payable to an executive officer who retired in 1993 at age 65 under the Company's Salaried Retirement Income Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan.

                                         PENSION PLAN TABLE
                                                 Years of Service
                   --------------------------------------------------------------------------------
  Remuneration        15             20            25             30           35            40
  ------------     --------       --------      --------       --------     --------      --------
     $150,000      $ 53,073       $ 70,764      $ 88,452       $ 92,205     $ 95,955      $ 99,705

      200,000        71,448         95,264       119,080        124,080      129,080       134,080

      250,000        89,823        119,764       149,705        155,955      162,205       168,455

      300,000       108,198        144,264       180,330        187,830      195,330       202,830

      350,000       126,573        168,764       210,955        219,705      228,455       237,205

      400,000       144,948        193,264       241,580        251,580      261,580       271,580

      450,000       163,323        217,764       272,205        283,455      294,705       305,955

      500,000       181,698        242,264       302,830        315,330      327,830       340,330

The compensation included in determining earnings for retirement plan purposes includes only annual salaries as shown in the first column of the Summary Compensation Table. Years of service as of December 31, 1993 for the named executive officers are as follows: A. S. Wells, 14 years; T. E. Martin, 3 years;
J. E. Besser, 13 years; D. E. Berges, 2 years; L. M. Carlucci, 18 years; W. R. Fenoglio, 9 years; and J. M. Knapp, 8 years. Benefits are computed based on a straight-life annuity. Although Social Security benefits are taken into account in the formula under which benefits are calculated, the amounts set forth in the table are not subject to deduction for Social Security or other offset amounts.

                                PERFORMANCE GRAPH

A stock performance graph based on cumulative total returns (price change plus reinvested dividends) for $100 invested on December 31, 1988, is set forth below.
                    [STOCK PERFORMANCE GRAPH DISCRIPTION]
[THE ABOVE REFERENCED STOCK PERFORMANCE GRAPH IS A LINE GRAPH. THE HORIZONTAL AXIS DENOTES, FROM LEFT TO RIGHT, THE YEARS 1988 THROUGH 1993 IN ONE YEAR INCREMENTS. THE VERTICAL AXIS DENOTES, FROM BOTTOM TO TOP, 0% THROUGH 250% IN INCREMENTS OF 50%. THREE LINES IN THE BODY OF THE GRAPH, REPRESENTATING THE PERFORMANCE OF THE THREE INVESTMENT COMPARISONS, CONNECT THE POINTS WHERE THE YEARS AND PERCENTAGES INTERSECT. THE FOLLOWING TABLE DENOTES THOSE POINTS WHERE THE YEAR AND PERCENTAGE LINES INTERSECT]








                 Comparison of Five Year Cumulative Total Return
                Between Barnes Group Inc., the S&P 500 Index, and
              the S&P Manufacturing (Industrial Diversified) Index
                                                       S & P
                         BGI                        Manufacturing
                        Common       S & P           (Industrial
        Year            Stock         500            Diversified)
      -------          -------      -------         -------------
       1988              100 %        100 %              100 %

       1989               85 %        131 %              112 %

       1990               80 %        127 %              111 %

       1991              113 %        166 %              136 %

       1992              102 %        179 %              147 %

       1993              109 %        197 %              178 %

     14

                              APPROVAL OF CHANGE OF
                              INDEPENDENT AUDITORS

In the fourth quarter of each year the Audit Committee of the Board of Directors makes a recommendation to the Board of Directors concerning the selection of independent auditors for the next fiscal year. Although not required by the Company's Restated Certificate of Incorporation or its By-Laws, it has been the practice for many years to have the stockholders act on a proposal of the Board of Directors relating to the selection of independent auditors.

As part of its ordinary procedure, the Audit Committee met in the fourth quarter of 1993 to consider the selection of independent auditors for 1994. The Audit Committee, upon the recommendation of management, decided that it was in the Company's best interests to change its independent auditors. The Committee recommended to the Board of Directors that Price Waterhouse be selected as the Company's independent auditors for 1994. At a meeting held on December 15, 1993, the Board of Directors accepted the recommendation of the Audit Committee and proposed that the stockholders approve the selection of Price Waterhouse as the Company's independent auditors for 1994.

The reports of Ernst & Young dated January 26, 1993 and January 28, 1994 for the fiscal years ended December 31, 1992 and December 31, 1993 contained no adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles except that the reports reflected that the Company adopted effective January 1, 1992 Financial Accounting Standards 109, 106, and 112 relating to income tax and certain post-retirement and post-employment benefits. Ernst and Young agreed with the adoption of these accounting standards. With respect to the fiscal years ended December 31, 1992 and December 31, 1993, there were no disagreements between the Company and Ernst & Young on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which if not resolved to the satisfaction of Ernst & Young would have caused it to make reference to the subject matter of the disagreement in connection with its report. No reportable event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K has occurred during the Company's fiscal years ended December 31, 1992 and December 31, 1993.




The Company did not consult with Price Waterhouse during the fiscal years ended December 31, 1992 and December 31, 1993 on any matter which was the subject of any disagreement or any reportable event or on the application of accounting principles to a specified transaction, either completed or proposed.

The accompanying proxy will be voted for approval of selection of Price Waterhouse as independent auditors unless otherwise specified by the stockholder. A representative of Price Waterhouse is expected to be present at the meeting with the opportunity to make a statement if the representative wishes and to be available to respond to appropriate questions.


                   PROPOSED AMENDMENT TO STOCK INCENTIVE PLAN

The 1991 Barnes Group Stock Incentive Plan (the "SIP") was adopted by the stockholders in 1991. The SIP provides for the grant of stock options, stock appreciation rights, incentive stock rights, and performance units payable in stock or cash. The SIP is administered by the Incentive and Compensation Committee of the Board of Directors, which is made up of outside directors (the "Committee"). Participants are officers and other senior executives of the Company who in the judgment of the Committee can contribute significantly to the growth and successful operation of the Company or a subsidiary. Currently, approximately 70 people participate in the SIP.

The maximum number of shares of the Company's common stock which may be issued subject to incentives under the SIP may not exceed 619,217 shares plus the number of shares of stock underlying outstanding options under the predecessor plan which may terminate or expire without being exercised
    15
after December 31, 1993. As of December 31, 1993, 296,162 shares were covered by these outstanding options.

Under the SIP, the per share exercise price of an option may not be less than 85% of the per share market value of the underlying common stock on the date of the grant, and no option may have an expiration date of more than ten years after the date of grant. As of February 1, 1994, the market value per share of the Company's common stock was $31.13.

The Committee determines the timing and amount of grants under the SIP. Accordingly, the amount of any such grant is not determinable at this point.

The following is a general summary of the federal income tax treatment of incentives under the SIP. Recipients of stock options are not subject to tax at the time of the grant. Upon exercise of an option, an optionee will include in ordinary income an amount equal to the difference between the exercise price and the fair market value of the Company's common stock on the date of exercise.
The market value of shares of common stock received as a result of a grant of incentive stock rights is includable in ordinary income when the shares are received. No amount will be includable in an employee's income in connection with the grant of a Stock Appreciation Right ("SAR") or performance unit award. In the taxable year in which the recipient of an SAR or performance unit award receives cash pursuant to either such right, the recipient generally must include in ordinary income the amount of the cash received. If the recipient of an SAR or performance unit award receives shares of common stock of the Company pursuant to either such right, the federal income tax treatment upon such receipt will be identical to that applicable to shares of common stock of the Company acquired pursuant to the exercise of a stock option. With respect to each of the incentives discussed above, the Company generally will be entitled to a deduction in an amount equal to a recipient's ordinary income related to the incentive (other than dividend income) in the Company's taxable year in which the recipient includes such amount in income.

The SIP currently provides that if an optionee's employment terminates as a result of death or disability or if the optionee terminates employment for any reason after attaining age 55, the optionee's options shall terminate one year after the termination of employment. The Board of Directors believes that the current one year termination period in many situations unfairly penalizes persons who retire or otherwise terminate employment after attaining age 55. This would be particularly true under the provision of the special stock option grant made in July 1993 and described on page 9 of this proxy statement. Therefore, the Board of Directors recommends that the SIP be amended so that options shall terminate five years after termination of employment if termination is the result of death or disability, or if the optionee is age 55 or older upon termination; provided, however, that (a) if the optionee's employment is terminated upon the request of the Company, the option may be terminated by the Committee effective 90 days after the termination of employment, and (b) the Committee may elect a shorter termination for any specific option grant.

A vote of the majority of the Company's stockholders present or represented at the Company's Annual Meeting is required to approve the proposed amendment to the SIP.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENT TO THE SIP.


STOCKHOLDER PROPOSAL ON
COMPENSATION OF EXECUTIVE OFFICERS

Mr. David Shelly, 620 N. Center Street, Corry, Pennsylvania 16407, holder of 145 shares of common stock, has given notice of his intention to present the following proposal for action at the Annual Meeting:

    "Resolved, that the stockholders recommend that the Board of Directors adopt a policy pursuant to which the Incentive and Compensation
    Committee of the Board of Directors would
     16
     limit the total incentive and bonus compensation of A. S. Wells and the other executive officers of the Company to a maximum of 25% of the annual base salary of such executive officer."

The Company's compensation program for executive officers is designed to attract, retain, and motivate superior executive talent in a manner which aligns the interests of the officers with those of the stockholders. In furtherance of these goals, the Board of Directors has determined to make a significant portion of each executive officer's potential total compensation contingent upon attaining specified levels of financial performance in his or her area of responsibility. The Board of Directors believes the result is an overall compensation program that provides aggregate compensation which is competitive, and not excessive, in the market for executive talent and which is successful in aligning the interests of stockholders and executives.

More specifically, as discussed in the Report of the Incentive and Compensation Committee included elsewhere herein, total compensation for executive officers consists of base salary, annual bonuses and long-term incentive compensation. The nature of, and criteria for determining, the various forms of an executive officer's base salary and incentive compensation are set forth in detail in the Report of the Incentive and Compensation Committee. This structure, as implemented in practice, results in over 50% of an officer's total potential compensation being "at risk." This means that individual compensation is highly contingent on corporate, business, and personal performance. The Board of Directors believes it is advisable and in the best interests of the Company and its stockholders to link executive pay to performance in this matter.

The stockholder proposal would result in a compensation program in which at least 75% of the total potential compensation is fixed and not dependent on Company performance. The Board of Directors believes that this is not consistent with current competitive compensation structures and is not in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE PROPOSAL.

                                     GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's regular officers and employees personally or by telephone, fascimile or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees, or their nominees, for their reasonable expenses in sending proxies, proxy material, and annual reports to beneficial owners. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005, to aid in the solicitation of proxies. Georgeson & Company will solicit proxies by personal interview, telephone, fascimile telegraph, and mail and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company's stock.
For these services, the Company will pay a fee of approximately $7,000, plus expenses.

The Company had outstanding 6,293,493 shares of common stock as of February 8, 1994, each of which is entitled to one vote. Only holders of record at the close of business February 8, 1994 will be entitled to vote.

Directors are elected by a plurality of the vote cast in the election of directors. Under applicable Delaware law, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the election.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board has no reason to believe the
     17
persons nominated will be unable to serve if elected. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in items 1, 2, 3, and 4 of the Notice of Annual Meeting; however, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

[signature]

Mary Louise Beardsley
Secretary

March 4, 1994
      18

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Barnes Group Inc.
Executive Office
123 Main Street
Bristol, CT 06011-0489 U.S.A.


BARNES
   GROUP INC [CORPORATED LOGO]

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